EXHIBIT 23.2

         Consent of Independent Geologist to use of name








                     J.G. Burns & Associates
                       190 Graye Crescent
                    Timmins, Ontario, P4N 8K8

United States Securities and Exchange Commission
Washington, D.C.
20549
           May 20, 2003


Re: Bluestone Ventures, Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as consulting geologist to Bluestone Ventures, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a summary report dated February 8, 2001 for the Nagunagisic Lake Property, Thunder Bay Mining Division of
Bluestone Ventures Inc.   I consent to the use of my report in
the Form SB-2 Registration Statement filed by the Company and to the references to me as a consulting geologist to the Company.

           Very truly yours;          J.G. Burns & Associates


                   By: /s/  J. G. Burns
                            J. G. Burns